Exhibit 4.28F

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$30,000,000
TERM LOAN SUPPLEMENT

dated as of August 18, 2006

among

CLEAN HARBORS, INC. AND THE SUBSIDIARIES PARTY HERETO

The TERM LOAN LENDERS Party Hereto

CREDIT SUISSE SECURITIES (USA) LLC,
as Arranger

CREDIT SUISSE,
as LC Facility Administrative Agent and LC Facility Collateral Agent

and

The GUARANTORS Party Hereto

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TERM LOAN SUPPLEMENT

THIS TERM LOAN SUPPLEMENT (this “Supplement”) dated as of August 18, 2006, among CLEAN HARBORS, INC., a Massachusetts corporation (“Parent”), certain of its Subsidiaries party hereto that are US Borrowers under the Loan Agreement (as defined below) and that appear on the signature page hereof (such Subsidiaries, together with Parent, are collectively referred to as the “US Borrowers”), the Guarantors that are party to the Loan Agreement, the TERM LOAN LENDERS party hereto, CREDIT SUISSE SECURITIES (USA) LLC, as arranger (the “Arranger”) and CREDIT SUISSE, as LC Facility Administrative Agent and LC Facility Collateral Agent under the Loan Agreement.

Reference is made to that certain Loan and Security Agreement dated June 30, 2004 and amended and restated as of December 1, 2005 (as further amended, restated, modified, amended and restated or otherwise changed, the “Loan Agreement”), by and among Credit Suisse, as administrative agent for the LC Facility (in such capacity, the “LC Facility Administrative Agent”), Bank of America, N.A., as administrative agent for the Revolving Facility and as syndication agent for the LC Facility, Banc of America Securities LLC (“BAS”), as sole arranger under the Revolving Facility, Credit Suisse, as sole bookrunner under the LC Facility, Credit Suisse and BAS, as joint lead arrangers under the LC Facility, Parent, the Canadian Borrowers, and each of the other Subsidiaries of Parent from time to time a party thereto.

Section 2.10 of the Loan Agreement contemplates that Term Loans in an aggregate principal amount of up to $60.0 million may be borrowed by the US Borrowers upon the terms and subject to the satisfaction of the conditions set forth therein and one or more amendments and supplements to the Loan Agreement may be made in accordance therewith.  This Supplement is being made to evidence Term Loans in an aggregate principal amount of $30.0 million being made on the Term Loan Effective Date referred to below.  The Term Loan Lenders are willing to make the Term Loans in an aggregate principal amount of $30.0 million on such Term Loan Effective Date on the terms and conditions set forth below and in accordance with the applicable provisions of the Loan Agreement and this Supplement, and accordingly, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

Terms defined in the Loan Agreement are used herein as defined therein; provided that (a) notwithstanding the Loan Agreement, the term “Reference Bank” shall mean, for purposes of this Supplement and for all purposes in calculating interest or other amounts due on the Term Loans, Credit Suisse and (b) the definition of “Term Loans” in the Loan Agreement shall be deemed to be superseded by the definition of “Term Loans” in this Supplement. The following terms as used in this Supplement have the meanings specified below:

“Additional Real Properties” shall mean the Real Properties owned prior to the Term Loan Effective Date by Teris L.L.C. in El Dorado, Arkansas (which shall continue to be owned as of the Term Loan Effective Date by Teris L.L.C. under its new name of “Clean Harbors El Dorado, LLC”) and Wilmington, California (which shall be conveyed as of the Term Loan Effective Date by Teris L.L.C. to Clean Harbors Wilmington, LLC).

“Additional US Borrowers” shall mean Clean Harbors El Dorado, LLC (whose name is being changed from Teris L.L.C. as of the Term Loan Effective Date) and Clean Harbors Wilmington, LLC.

“Teris Acquisition” shall mean the acquisition by Parent of all of the outstanding membership interests in Teris L.L.C.

“Teris Acquisition Agreement” shall mean the Purchase and Sale Agreement by and between SITA U.S.A., Inc. and Parent for all of the outstanding membership interests in Teris L.L.C. dated as of May 3, 2006.

“Term Loan” shall mean a Loan made on the Term Loan Effective Date pursuant to Section 2.01(a).

“Term Loan Applicable Rate” shall be 1.50% per annum for Term Loans that are US Prime Rate Loans and 2.50% per annum for Term Loans that are Eurodollar Rate Loans.

“Term Loan Commitment” shall mean, with respect to each Term Loan Lender, the commitment of such Lender to make Term Loans on the Term Loan Effective Date hereunder.  The amount of each Term Loan Lender’s Term Loan Commitment is set forth on Schedule 1.  The aggregate amount of the Term Loan Commitments is $30.0 million.

“Term Loan Effective Date” shall mean the date on which the conditions specified in Article IV are satisfied and the Term Loans are made, which date shall be August 18, 2006.

“Term Loan Interest Payment Date” shall mean (a) with respect to any Term Loans that are US Prime Rate Loans, the last Business Day of each March, June, September and December to occur during any period in which such Term Loans are outstanding (and if such Term Loans are converted to Eurodollar Rate Loans pursuant to Section 2.04, the effective date of such conversion), (b) with respect to any Term Loans that are Eurodollar Rate Loans, the last day of the Interest Period applicable to such Eurodollar Rate Loans and, in the case of Term Loans that are Eurodollar Rate Loans with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) the Term Loan Maturity Date.

“Term Loan Lender” shall mean any Term Loan Lender as defined in the Loan Agreement and shall include for the purposes of this Supplement and the other Financing Agreements (a) as of the Term Loan Effective Date, a Lender having a Term Loan Commitment and (b) thereafter, the Lenders from time to time holding a Term Loan Commitment or Term Loan after giving effect to any assignments thereof pursuant to Section 12.6 of the Loan Agreement.

“Term Loan Maturity Date” shall mean December 1, 2010, or if such day is not a Business Day, the immediately preceding Business Day.

ARTICLE II

TERM LOAN

Section 2.01.          Term Loans.

(a)           Making of Term Loans.

(i)            Subject to and upon the terms and conditions contained herein, each of the Term Loan Lenders severally, but not jointly, agrees to, on the Term Loan Effective Date, make a Term Loan to the US Borrowers in an amount equal to such Term Loan Lender’s Term Loan Commitment.

(ii)           All Term Loans shall be made on the Term Loan Effective Date.

(iii)          Once prepaid or repaid, no Term Loan may be reborrowed.

(iv)          All Term Loans shall be, as of the Term Loan Effective Date, US Prime Rate Loans, which may thereafter be converted to Eurodollar Rate Loans to the extent permitted by Section 2.04(b).

(v)           Parent shall provide a written borrowing notice to the LC Facility Administrative Agent of the proposed Term Loan Effective Date no later than noon, New York City time, one Business Day prior to the proposed Term Loan Effective Date.

(b)           Termination of Commitments.  Unless previously terminated, the Term Loan Commitments shall terminate after the borrowing of the Term Loans on the Term Loan Effective Date.

(c)           Repayment of Loans.  All Term Loans shall be due and payable on the Term Loan Maturity Date.  The Term Loans shall be subject to mandatory prepayments as set forth in Section 2.8 of the Loan Agreement.

Section 2.02.          Optional Prepayment.  The US Borrowers may, upon notice from Parent to the LC Facility Administrative Agent, at any time or from time to time voluntarily prepay the Term Loans in whole or in part without premium or penalty; provided that in the case of the Eurodollar Rate Loans the US Borrowers may prepay a Eurodollar Rate Loan only upon at least three (3) Business Days’ prior written notice to the LC Facility Administrative Agent (which notice shall be irrevocable and must be received by noon, New York City time, on such third preceding Business Day), and any such prepayment shall occur only on the last day of the Interest Period for such Eurodollar Rate Loan.  The US Borrowers shall pay to any Term Loan Lender, upon request of such Term Loan Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of such Term Loan Lender) to compensate such Term Loan Lender for any loss, cost, or expense incurred as a result of:  (i) any payment of a Eurodollar Rate Loan on a date other than the last day of the Interest Period for such Loan; (ii) any failure by the US Borrowers to borrow an Eurodollar Rate Loan on the date specified by Parent’s written notice referred to in Section 2.01; or (iii) any failure by the US Borrowers to pay an Eurodollar Rate Loan on the date for payment specified in Parent’s written notice referred to in the previous sentence.  Without limiting the foregoing, the US Borrowers shall pay to the Term Loan Lenders a “yield maintenance fee” in an amount computed as follows:  the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the Interest Period chosen pursuant to the Eurodollar Rate Loan as to which the prepayment is made, shall be subtracted from the Eurodollar Rate in effect at the time of prepayment.  If the result is zero or a negative number, there shall be no yield maintenance fee.  If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid.  The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period chosen pursuant to the Eurodollar Rate Loan as to which the prepayment is made.  Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the Eurodollar Rate Loan as to which prepayment is made.  The resulting amount shall be the yield maintenance fee due to the Term Loan Lenders upon the prepayment of a Term Loan that is Eurodollar Rate Loan.  If by reason of an Event of Default, the Obligations in respect of the Term Loans are declared to be immediately due and payable, then any yield maintenance fee with respect to an Eurodollar Rate Loan shall become due and payable in the same manner as though the US Borrowers had exercised such right of prepayment.

Section 2.03.          Notes.  If so requested by any Term Loan Lender by written notice to Parent (with a copy to the LC Facility Administrative Agent) at least two Business Days prior to the Term Loan Effective Date, or at any time thereafter, the US Borrowers shall execute and deliver to such Term Loan Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Term Loan Lender pursuant to Section 12.6 of the Loan Agreement) on the Term Loan Effective Date (or, if such notice is delivered after the Term Loan Effective Date, promptly after Parent’s receipt of such notice) a Term Loan Note or Term Loan Notes to evidence such Term Loan Lender’s Term Loan.

Section 2.04.          Interest.

(a)           The US Borrowers shall pay to LC Facility Administrative Agent for the ratable benefit of the Term Loan Lenders interest on the outstanding principal amount of the Term Loans at (x) in the case of Term Loans that are US Prime Rate Loans, the then prevailing US Prime Rate plus the Term Loan Applicable Rate and (y) in the case of Term Loans that are Eurodollar Rate Loans, the then prevailing Eurodollar Rate plus the Term Loan Applicable Rate.  Notwithstanding the foregoing, during an Event of Default, the principal and interest in respect of all Term Loans shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to 2% per annum plus the rate otherwise applicable to such Term Loan as provided in the previous sentence, and all such interest referred to in this sentence shall be payable on demand.

(b)           With respect to Term Loans, Parent may from time to time request Eurodollar Rate Loans or may request that US Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period.  Any such request from Parent shall be in writing on such form or forms as LC Facility Administrative Agent may require and shall specify, without limitation, the amount of the Eurodollar Rate Loans or the amount of the US Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans; provided that, prior to the date upon which Credit Suisse shall have notified Parent that the primary syndication of the Term Loans is completed, the maximum duration of any Interest Period applicable to any Term Loan shall be one month.  Subject to the terms and conditions contained herein, three (3) Business Days (or, if such request is received at any time after noon, New York City time, on the date such request is delivered to the LC Facility Administrative Agent, four (4) Business Days) after receipt by LC Facility Administrative Agent of such a request from Parent such Eurodollar Rate Loans shall be extended or such US Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided that (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of the Loan Agreement or this Supplement or the prepayment in full of the Term Loans, (iii) US Borrowers shall have complied with such customary procedures as are established by LC Facility Administrative Agent and specified by LC Facility Administrative Agent to US Borrowers from time to time for requests by Parent for Eurodollar Rate Loans, (iv) no more than 3 Interest Periods with respect to the Term Loans may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $1,000,000  or an integral multiple of $500,000 in excess thereof, and (vi) the LC Facility Administrative Agent shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Term Loan Lenders and Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Parent.  Any request by Parent for Eurodollar Rate Loans or to convert US Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable.  Notwithstanding anything to the contrary contained herein (A) the Term Loan Lenders and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lenders and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans and (B) if an Event of Default has occurred and is continuing, the LC Facility Administrative Agent may require, by notice to Parent, that (i) no outstanding Term Loan may be converted to or continued as a Eurodollar Rate Loan and (ii) unless repaid, each Term Loan shall be converted to a US Prime Rate Loan at the end of the Interest Period applicable thereto.

(c)           Any Eurodollar Rate Loans shall automatically convert to US Prime Rate Loans upon the last day of the applicable Interest Period, unless LC Facility Administrative Agent has received and approved a request to continue such Eurodollar Rate Loans no later than noon, New York City time, at least three (3) Business Days prior to such last day in accordance with the terms hereof.  Any Eurodollar Rate Loans shall, at LC Facility Administrative Agent’s option, upon notice by LC Facility Administrative Agent to Parent, convert to US Prime Rate Loans in the event that the Loan Agreement shall terminate or not be renewed.  US Borrowers shall pay to LC Facility Administrative Agent for the benefit of such Term Loan Lenders upon demand by any Term Loan Lender (or LC Facility Administrative Agent or any such Term Loan Lender may, at its option, charge any loan account of US Borrowers) any amounts required to compensate such Term Loan Lender, the Reference Bank or any participant with any such Term Loan Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to US Prime Rate Loans pursuant to any of the foregoing.

(d)           Interest shall be payable by US Borrowers to LC Facility Administrative Agent for the account of Term Loan Lenders on each Term Loan Interest Payment Date.  In no event shall charges constituting interest payable by US Borrowers to LC Facility Administrative Agent exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Supplement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the US Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable US Prime Rate or Eurodollar Rate shall be determined by the LC Facility Administrative Agent in accordance with the provisions of this Supplement and such determination shall be conclusive absent manifest error.  In addition to the foregoing, all principal of any Term Loan that is prepaid or repaid on the Term Loan Maturity Date, or pursuant to any optional or mandatory prepayment, shall be accompanied by all interest that shall have accrued on such principal.

(e)           A certificate of an authorized signing officer of LC Facility Administrative Agent as to each rate of interest payable hereunder from time to time absent manifest error shall be conclusive evidence of such rate.

(f)            For greater certainty, unless otherwise specified in this Supplement or any of the Financing Agreements, as applicable, whenever any amount is payable under this Supplement or any of the Financing Agreements by US Borrowers as interest or as a fee which requires the calculation of an amount using a percentage per annum, each party to this Supplement acknowledges and agrees that such amount shall be calculated as of the date payment is due without application of the “deemed reinvestment principle” or the “effective yield method.”  As an example, when interest is calculated and payable monthly, the rate of interest payable per month is one-twelfth (1/12) of the stated rate of interest per annum.

Section 2.05.                Changes in Laws and Increased Costs of Loans.

(a)           Notwithstanding anything to the contrary contained herein, the Eurodollar Rate Loans made by a Term Loan Lender shall, upon notice by such Term Loan Lender to Parent, convert to

US Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall (A) make it unlawful for such Term Loan Lender, or any participant with such Term Loan Lender or Reference Bank to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to such Term Loan Lender or any participant with such Term Loan Lender or Reference Bank of making or maintaining any Eurodollar Rate Loans by an amount deemed by such Term Loan Lender to be material, or (C) reduce the amounts received or receivable by such Term Loan Lender in respect thereof, by an amount deemed by such Term Loan Lender to be material; or (ii) the cost to such Term Loan Lender, or any participant with such Term Loan Lender or Reference Bank of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by such Term Loan Lender to be material.  US Borrowers shall pay to such Term Loan Lender, upon demand by such Term Loan Lender (or such Term Loan Lender may, at its option, charge any loan account of US Borrowers) any amounts required to compensate such Term Loan Lender or any participant with such Term Loan Lender or Reference Bank for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof.  A certificate of such Term Loan Lender setting forth the basis for the determination of such amount necessary to compensate such Term Loan Lender as aforesaid shall be delivered to Parent and shall be conclusive, absent manifest error.

(b)           If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Term Loan Lenders other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments made with the proceeds of Collateral, US Borrowers shall pay to Term Loan Lenders upon demand by LC Facility Administrative Agent (or LC Facility Administrative Agent or any Term Loan Lender may, at their option, charge any loan account of US Borrowers) any amounts required to compensate Term Loan Lenders, the Reference Bank or any participant of any Term Loan Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

Section 2.06.          Replacement of Lenders.  If any Term Loan Lender requests compensation under Section 2.05(a), or if US Borrowers are required to pay any additional amount to any Term Loan Lender or any Governmental Authority for the account of any Term Loan Lender pursuant to Section 2.05(a), then Parent may, at its sole expense and effort, upon notice to such Term Loan Lender and the LC Facility Administrative Agent, require such Term Loan Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3 of the Loan Agreement), all of its interests, rights and obligations under this Supplement, the Loan Agreement and the other Financing Agreements to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)           such Term Loan Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon and all other amounts payable to it hereunder, under the Loan Agreement and under the other Financing Agreements, from the assignee (to the extent of such outstanding principal and accrued interest) or US Borrowers (in the case of all other amounts); and

(b)           such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Parent to require such assignment and delegation cease to apply.

Section 2.07.          Status of Loan Agreement and this Supplement; Further Term Loan Supplements.  The Term Loan Commitments of the Term Loan Lenders constitute utilization of $30.0 million of the $60.0 million of Term Loans available under Section 2.10(a)(i) of the Loan Agreement. Pursuant to Section 2.10(a)(vii) of the Loan Agreement, the LC Facility Administrative Agent shall act as administrative agent for the Term Loan Lenders and the LC Facility Collateral Agent shall act as collateral agent for the Term Loan Lenders.  This Supplement shall be deemed a supplement to the Loan Agreement and to be incorporated into the Loan Agreement and the Term Loan Lenders shall be deemed to be Lenders under the Loan Agreement and shall be entitled to all of the rights and benefits granted to the Lenders thereunder, and references to “this Agreement” under the Loan Agreement shall be deemed to include this Supplement; provided that each section reference in this Supplement shall be deemed to only refer to sections of this Supplement unless such section reference refers to a section of another document.  To the extent permitted by the Loan Agreement, further term loan supplements evidencing further Term Loans made after the Term Loan Effective Date may be entered into in accordance with the requirements of the Loan Agreement.

Section 2.08.          Payment by Term Loan Lenders and Settlement of Loans.  Each Term Loan Lender shall, not later than noon (New York City time) on the Term Loan Effective Date, wire to a bank designated by LC Facility Administrative Agent the amount of that Term Loan Lender’s Pro Rata Share of the Term Loan.  The failure of any Term Loan Lender to make the Term Loans required to be made by it shall not release any other Term Loan Lender of its obligations hereunder to make its Term Loan.  Neither LC Facility Administrative Agent nor any other Term Loan Lender shall be responsible for the failure of any other Term Loan Lender to make the Term Loan to be made by such other Term Loan Lender.  Unless the LC Facility Administrative Agent has received notice from a Term Loan Lender that such Term Loan Lender does not intend to fund the Term Loan and the basis for such action prior to 12:00 noon, New York City time, on the Business Day prior to the Term Loan Effective Date, LC Facility Administrative Agent shall be entitled (but not required) to assume that all Term Loan Lenders will make Term Loan Loans as required hereunder and to make such Term Loans to the US Borrowers.  Settlements shall continue to occur during the continuance of a Default or an Event of Default and whether or not the applicable conditions precedent in Article IV hereof have been satisfied.  On each such settlement date, each such Term Loan Lender shall pay to LC Facility Administrative Agent, the net amount owing to LC Facility Administrative Agent in connection with such settlement, as determined by LC Facility Administrative Agent, including without limitation, amounts relating to Loans, fees, interest and other amounts payable hereunder.  If a Term Loan Lender fails to pay the settlement amount due to LC Facility Administrative Agent on the settlement date specified by LC Facility Administrative Agent, such Term Loan Lender shall pay to LC Facility Administrative Agent on demand an amount equal to the product of (i) such amount times (ii)(A) the Federal Funds Rate during the period from and including the third day after such payment is required to be made, and (B) thereafter, the Interest Rate applicable to Prime Rate Loans to the date on which such payment is immediately available to LC Facility Administrative Agent, times (iii) a fraction, the numerator of which is the number of days that elapsed from and including such settlement date to the date such settlement amount is immediately available to LC Facility Administrative Agent and the denominator is 360.  In addition to the foregoing, if the amount of any such Term Loan Lender’s Pro Rata Share of such Term Loan Loans is not made available to LC Facility Administrative Agent on any settlement date, the LC Facility Administrative Agent shall be entitled to recover such amount from the US Borrowers upon demand with interest thereon at the Interest Rate applicable to Prime Rate Loans.

Section 2.09.          Pro Rata Treatment; Sharing of Setoffs.

(a)           Pro Rata Treatment.  Each payment on account of principal of the Term Loans shall be allocated among the Term Loan Lenders pro rata based on the principal amount of the Term Loans held by the Term Loan Lenders.

(b)           Insufficient Funds.  If at any time insufficient funds are received by and available to the LC Facility Administrative Agent to pay fully all amounts of principal, interest and fees then due in respect of the Term Loans, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due in respect of the Term Loans, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           Sharing of Set-Off.  If any Term Loan Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Term Loan Lender’s receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Term Loan Lender receiving such greater proportion shall (a) notify the LC Facility Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Term Loan Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Term Loan Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by US Borrowers pursuant to and in accordance with the express terms of this Supplement or the Loan Agreement or (y) any payment obtained by a Term Loan Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to Parent or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each US Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under any and all applicable requirements of any Governmental Authority including any applicable law, regulation, order, judgment or decree of any Governmental Authority, that any Term Loan Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such US Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Term Loan Lender were a direct creditor of such US Credit Party in the amount of such participation.

ARTICLE III

REPRESENTATION AND WARRANTIES

The US Borrowers represent and warrant to the LC Facility Administrative Agent and the Lenders that each of the representations and warranties made by each of the US Borrowers in Section 8 of the Loan Agreement (as certain of the Schedules to such Section have been updated through the officer’s certificate being delivered pursuant to Section 4.01(f)), and by each Guarantor in the other Financing

Agreements to which it is a party, is true and complete on and as of the date hereof with the same force and effect as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and as if each reference therein to the Loan Agreement or Financing Agreements included reference to this Supplement.

ARTICLE IV

CONDITIONS

Section 4.01.          Term Loan Effective Date.  The obligations of the Term Loan Lenders to make Term Loans are subject to the conditions precedent that each of the following conditions shall have been satisfied:

(a)           Counterparts of this Supplement.  The LC Facility Administrative Agent shall have received duly executed and delivered counterparts of (i) this Supplement from each US Borrower, Guarantor and Term Loan Lender as of the Term Loan Effective Date and (ii) Term Loan Commitments from the Term Loan Lenders for aggregate Term Loan Commitments in an amount equal to $30,000,000.

(b)           Acquisition.  The Teris Acquisition shall be consummated simultaneously with the initial funding of the Term Loans in accordance with applicable law and the Teris Acquisition Agreement in accordance with the terms thereof without waiver unless consented to by the LC Facility Administrative Agent.

(c)           Additional Borrowers.  Each Additional US Borrower shall, by its execution and delivery of this Supplement and a joinder agreement in form and substance satisfactory to each Administrative Agent, have been added as a US Borrower under Section 9.26(a) of the Loan Agreement and shall have delivered (A) a signed counterpart of an assumption agreement in form and substance satisfactory to the LC Facility Collateral Agent pursuant to which each Additional US Borrower will agree to be bound by all of the terms of the Amended and Restated Security Agreement as an Assignor, (B) an Opinion of Counsel in form and substance satisfactory to each Administrative Agent as to the due execution and delivery of the Loan Agreement and the Amended and Restated Security Agreement, the ability of each Additional US Borrower to perform all of its obligations hereunder and thereunder and perfection and creation of Liens on Collateral as such Administrative Agent may reasonably request, and (C) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by any such Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Financing Agreement or otherwise to effect the intent that each Additional US Borrower shall become bound by all of the terms, covenants and agreements contained in the Financing Agreements applicable to a US Credit Party.  All assets acquired in the Teris Acquisition shall be owned by a US Borrower after giving effect to the consummation of the Acquisition.

(d)           UCC; Lien Searches.  The LC Facility Administrative Agent shall have received and be satisfied with the results of a recent UCC lien searches for all of the US Borrowers and tax and judgment lien searches for Clean Harbors El Dorado, LLC and Clean Harbors Wilmington, LLC.

(e)           Organizational Documents.  Such organizational documents (including, without limitation, board of director and shareholder resolutions, member approvals and evidence of incumbency, including specimen signatures, of officers of each of the US Borrowers (including the

Guarantors) with respect to the execution, delivery and performance of this Supplement and each other document to be delivered by such US Borrower or Guarantor from time to time in connection herewith and the extensions of credit hereunder as the LC Facility Administrative Agent may reasonably request (and the LC Facility Administrative Agent and each Lender may conclusively rely on such certificate until it receives notice in writing from any of the US Borrowers or any of the Guarantors to the contrary).

(f)            Officer’s Certificate.  A certificate of the chief executive office or chief financial officer of the US Borrowers, dated as of the Term Loan Effective Date, to the effect that (i) the representations and warranties made by the US Borrowers in Article III hereof, and by each Guarantor in the other Financing Agreements to which it is a party, are true and complete on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date) and (ii) all conditions set forth in Section 2.10(b) of the Loan Agreement with respect to the Term Loans to be made on the Term Loan Effective Date are satisfied as of the Term Loan Effective Date, which shall include that (a) Section 4.2(b) and (c) of the Loan Agreement shall be satisfied as if the Term Loans to be made on the Term Loan Effective Date were Revolving Loans, (b) no Default shall have occurred and be continuing or would result from the borrowings of the Term Loans to be made on the Term Loan Effective Date and (c) the US Borrowers shall be in compliance with the terms of the definition of Permitted Acquisition with respect to the Teris Acquisition as of the Term Loan Effective Date.

(g)           Closing Date Certificate.  The US Borrowers shall have delivered to the LC Facility Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(h)           Real Property.  The LC Facility Collateral Agent shall have received:

(i)            with respect to each Additional Real Property, a Mortgage encumbering such Additional Real Property executed and acknowledged by the applicable Credit Party, and in form for recording in the appropriate recording office for the jurisdiction where such Additional Real Property is located, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the LC Facility Collateral Agent;

(ii)           with respect to each Additional Real Property, an opinion of local counsel (which counsel shall be reasonably satisfactory to such Collateral Agent) in the state in which such Additional Real Property is located with respect to the validity and enforceability of the form of Mortgage to be recorded in such state and such other matters as such Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to such Collateral Agent;

(iii)          with respect to each Additional Real Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as shall reasonably be deemed necessary to such Collateral Agent in order for the owner or holder of the fee or leasehold interest constituting such Additional Real Property to grant the Lien contemplated by the Mortgage with respect to such Additional Real Property;

(iv)          with respect to each Mortgage on Additional Real Property, a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage lien on the Mortgaged Property and fixtures described therein, which policy (or unconditioned commitment therefor having the effect of a title insurance policy) (each, a “Title Insurance Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to such Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to such Collateral Agent) as shall be reasonably requested by such Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, address, subdivision, separate tax lot and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions acceptable to such Collateral Agent;

(v)           with respect to each Additional Real Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Insurance Policy/ies and endorsements contemplated above;

(vi)          with respect to each Additional Real Property, evidence reasonably acceptable to such Collateral Agent of payment by the applicable Credit Party of all Title Insurance Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage and issuance of the Title Policy referred to above;

(vii)         with respect to each Additional Real Property, copies of all Leases in which Parent or any Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any.  To the extent any of the foregoing affect any Additional Real Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Additional Real Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to such Collateral Agent;

(viii)        with respect to each Additional Real Property, each Credit Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Additional Real Property;

(ix)           with respect to each Additional Real Property, a Survey except for any such Additional Real Property for which the LC Facility Administrative Agent shall consent to the delivery of a Survey following the Term Loan Effective Date or waive the requirement for a Survey;

(x)            a completed Federal Emergency Management Agency Standard Flood Hazard Determination, in form and substance reasonably satisfactory to the LC Facility Administrative Agent, with respect to each Additional Real Property; and

(xi)           with respect to each Mortgage Amendment previously delivered by the US Credit Parties under the Loan Agreement with respect to any Real Property (other than the Additional Real Properties), opinions of local counsel to the Credit Parties, which opinions (x) shall be addressed to the LC Facility Collateral Agent and the Lenders, (y) shall cover the enforceability of the respective Mortgage as amended by the Mortgage Amendment and such other matters incident to the transactions contemplated herein as the LC Facility Collateral Agent may reasonably request and (z) shall be in form and substance reasonably satisfactory to the LC Facility Collateral Agent.

(i)            Personal Property Collateral.  In order to create in favor of LC Facility Collateral Agent, for the benefit of Secured Parties, a valid, perfected first priority security interest in the personal property Collateral, LC Facility Collateral Agent shall have received:

(i)            evidence satisfactory to LC Facility Collateral Agent of the compliance by each Credit Party of their obligations under the Amended and Restated Security Agreement and the other Security Documents (including, without limitation, their obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein); and

(ii)           a Perfection Certificate Supplement dated as of the Term Loan Effective Date.

(j)            Insurance.  The US Borrowers shall have insurance complying with the requirement of Section 9.5 of the Loan Agreement in place and in full force and effect, and the LC Facility Administrative Agent shall each have received a certificate from the US Borrowers’ insurance broker reasonably satisfactory to them stating that such insurance is in place and in full force and effect, including insurance coverage of the Additional US Borrowers.

(k)           Opinions of Counsel to US Borrowers and the Guarantors.  The LC Facility Administrative Agent shall have received (i) an opinion, dated the Term Loan Effective Date, of Davis, Malm & D’Agostine, P.C., counsel to the US Borrowers and each Guarantor, covering such matters as the LC Facility Administrative Agent may reasonably request, and (ii) opinions of such other local counsel to the US Credit Parties as the LC Facility Administrative Agent shall reasonably deem appropriate.

(l)            Fees and Expenses.  The LC Facility Administrative Agent and the Arranger shall have received all fees and other amounts due and payable on or prior to the Term Loan Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including, without limitation, the fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the LC Facility Administrative Agent and the Arranger and all local counsel) required to be reimbursed or paid by the US Borrowers hereunder or under the Loan Agreement.

(m)          Other Documents.  Such other documents as the LC Facility Administrative Agent, any Term Loan Lender or the Arranger may reasonably request.

ARTICLE V

MISCELLANEOUS

Section 5.01.          Security.  Each of the Term Loan Lenders and the US Borrowers hereby agree that (a) the Term Loans made pursuant to this Supplement will constitute part of the LC Facility Obligations, in accordance with the definition thereof, and accordingly shall be secured on a pari passu basis by the Collateral securing the LC Facility, and shall be guaranteed by the Guarantors to the same extent as the LC Facility and (b) the Term Loan Lenders shall be LC Facility Secured Parties, in accordance with the definition thereof.

Section 5.02.          Counterparts; Integration; Effectiveness.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when this Supplement shall have been executed by the LC Facility Administrative Agent and when the LC Facility Administrative Agent shall have received counterparts hereof and thereof which, when taken together, bear the signatures of each of the other parties hereto and thereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Supplement by telecopy shall be effective as delivery of a manually executed counterpart of this Supplement.

Section 5.03.          Governing Law.  This Supplement shall be governed by, and construed in accordance with, by the internal laws of The State of New York (without giving effect to principles of conflicts of law).

Section 5.04.          Financing Agreements.  Except as expressly set forth herein, this Supplement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under any Financing Agreement.  This Supplement shall be deemed to be a Financing Agreement.

Section 5.05.          Headings.  Article and Section headings used herein are for convenience of reference only, are not part of this Supplement and shall not affect the construction of, or be taken into consideration in interpreting, this Supplement.

Section 5.06.          Amendment or Waiver.  All amendments, modifications, waiver or discharges (orally or by course of conduct) of this Supplement shall be subject to the provisions of Section 11.3 of the Loan Agreement.  All amendments, waivers or other modifications of any of the Financing Agreements made in accordance therewith shall be applicable to the Term Loan Lenders.

Section 5.07.          Assignments and Participations.  The Term Loans of the Term Loan Lenders shall be assignable in accordance with Section 12.6(c) of the Loan Agreement, and participations in the Term Loans may be granted in accordance with Section 12.9 of the Loan Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and delivered as of the day and year first above written.

CLEAN HARBORS, INC.
ALTAIR DISPOSAL SERVICES, LLC
BATON ROUGE DISPOSAL, LLC
BRIDGEPORT DISPOSAL, LLC
CH INTERNATIONAL HOLDINGS, INC.
CLEAN HARBORS ANDOVER, LLC
CLEAN HARBORS ANTIOCH, LLC
CLEAN HARBORS ARAGONITE, LLC
CLEAN HARBORS ARIZONA, LLC
CLEAN HARBORS OF BALTIMORE, INC.
CLEAN HARBORS BATON ROUGE, LLC
CLEAN HARBORS BDT, LLC
CLEAN HARBORS BUTTONWILLOW, LLC
CLEAN HARBORS CHATTANOOGA, LLC
CLEAN HARBORS COFFEYVILLE, LLC
CLEAN HARBORS COLFAX, LLC
CLEAN HARBORS DEER PARK, L.P.
CLEAN HARBORS DEER TRAIL, LLC
CLEAN HARBORS DISPOSAL SERVICES, INC.
CLEAN HARBORS FINANCIAL SERVICES
COMPANY
CLEAN HARBORS FLORIDA, LLC
CLEAN HARBORS GRASSY MOUNTAIN, LLC
CLEAN HARBORS KANSAS, LLC
CLEAN HARBORS LAPORTE, L.P.
CLEAN HARBORS LAUREL, LLC
CLEAN HARBORS LONE MOUNTAIN, LLC
CLEAN HARBORS LONE STAR CORP.
CLEAN HARBORS LOS ANGELES, LLC
CLEAN HARBORS (MEXICO), INC.
CLEAN HARBORS OF TEXAS, LLC
CLEAN HARBORS PECATONICA, LLC
CLEAN HARBORS PLAQUEMINE, LLC
CLEAN HARBORS PPM, LLC
CLEAN HARBORS REIDSVILLE, LLC
CLEAN HARBORS SAN JOSE, LLC
CLEAN HARBORS TENNESSEE, LLC
CLEAN HARBORS WESTMORLAND, LLC
CLEAN HARBORS WHITE CASTLE, LLC
CROWLEY DISPOSAL, LLC
DISPOSAL PROPERTIES, LLC
GSX DISPOSAL, LLC
HARBOR MANAGEMENT CONSULTANTS, INC.
HARBOR INDUSTRIAL SERVICES TEXAS, L.P.
HILLIARD DISPOSAL, LLC
NORTHEAST CASUALTY REAL PROPERTY, LLC
ROEBUCK DISPOSAL, LLC

SAWYER DISPOSAL SERVICES, LLC
SERVICE CHEMICAL, LLC
TULSA DISPOSAL, LLC
CLEAN HARBORS ENVIRONMENTAL SERVICES, INC
CLEAN HARBORS OF BRAINTREE, INC.
CLEAN HARBORS OF NATICK, INC.
CLEAN HARBORS SERVICES, INC.
MURPHY’S WASTE OIL SERVICE, INC.
CLEAN HARBORS KINGSTON FACILITY CORPORATION
CLEAN HARBORS OF CONNECTICUT, INC.
SPRING GROVE RESOURCE RECOVERY, INC.
CLEAN HARBORS EL DORADO, LLC
CLEAN HARBORS WILMINGTON, LLC

By:		/s/ Stephen Moynihan
	Title:	Senior Vice President

Address for Notices to the US Credit Parties:

42 Longwater Drive
Norwell, MA 02061

CREDIT SUISSE, Cayman Islands Branch,
as LC Facility Administrative Agent and LC Facility Collateral Agent

By:		/s/ Phillip Ho
	Name:	Phillip Ho
Title: Director

By:		/s/ Karim Blasetti
	Name:	Karim Blasetti
Title: Associate

CREDIT SUISSE, Cayman Islands Branch,
as a Term Loan Lender

By:		/s/ Phillip Ho
	Name:	Phillip Ho
Title: Director

By:		/s/ Karim Blasetti
	Name:	Karim Blasetti
Title: Associate

Acknowledged by:

BANK OF AMERICA, N.A., as Revolving Facility Administrative Agent

By:		/s/ Christopher M. O’Halloran
	Name:	Christopher M. O’Halloran
Title: Vice President